April 20, 2012

A. O. Smith first quarter sales and earnings increase

due to contributions from acquired business and growth in China

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced first quarter net earnings of $47.5 million or $1.02 per share on a 12 percent increase in revenue.

The net earnings were $23.3 million higher than the $24.2 million or $.52 per share earned from continuing operations in the first quarter of 2011. First quarter 2012 net earnings included an after-tax gain of $16.7 million, or $.36 per share related to the sale of shares of Regal Beloit Corporation (NYSE:RBC) which were received from the 2011 divestiture of the electric motor business.

First quarter sales were $468.6 million compared with sales of $417.4 million for the same period last year. The higher sales were the result of first quarter contributions from Lochinvar which was acquired in August 2011 and an 18 percent increase in sales of A. O. Smith branded product in China.

“Two highlights in the quarter came from our higher growth businesses,” Paul W. Jones, chairman and chief executive officer, said. “Lochinvar grew over 10 percent, and our sales of A. O. Smith branded products in China continued to grow at a double digit rate.”

North America

Sales of the North America segment, which includes the U.S. and Canada water heater and boiler businesses, increased 10 percent to $353.3 million from first quarter 2011 sales of $321.7 million. Sales of $49.3 million from Lochinvar were partially offset by lower sales of U. S. residential and commercial water heaters compared with the first quarter last year due to the pre-buy in advance of an April 2011 price increase. Commercial gas water heater sales for Southern California were also lower following a pre-buy in the fourth quarter 2011 driven by a change in air quality standards in that region at the beginning of this year.

Operating earnings in the first quarter were $42.2 million, an 11 percent increase over earnings of $38.1 million in last year’s first quarter. The higher earnings were the result of contributions from Lochinvar, which were partially offset by the effect of lower U.S. water heater volumes and higher steel costs. First quarter operating margin was 11.9 percent, slightly improved from the 11.8 percent operating margin experienced last year.

Rest of World

This segment, which consists of the China, India, and Europe water heating businesses and the water treatment business in Asia, reported first quarter sales of $124.2 million, $19 million higher than first quarter 2011 sales of $105.2 million. Higher sales of A. O. Smith branded products in China, driven in part by a pre-buy ahead of an April 2012 price increase, were the primary reason for the sales increase.

Operating earnings of $14.2 million were 31 percent higher than the $10.8 million earned in the first quarter of 2011 primarily due to the higher volumes in China. First quarter operating margin of 11.4 percent improved from 2011 first quarter operating margin of 10.3 percent.

During the first quarter, the company broke ground for a new 457,000 square foot water heater plant in Nanjing, China. The new plant, which is scheduled to go into production during mid-2013, will accommodate increased water heater demand as well as growth for new products recently introduced in the China market such as heat pump, solar, and combi boiler.

Regal Beloit share activity and leverage

During the first quarter, the company sold all of the shares of Regal Beloit stock for $187.6 million or an average price of $66.19 per share. The majority of the proceeds was received before March 31 and used to pay down revolving credit debt during the first quarter. The proceeds received after March 31, or $64.7 million, were used to pay down revolving credit debt during the first week of April. The company had cash and marketable securities of $428.1 million and debt of $319.2 million at the end of March 2012.

Outlook for 2012

“Although the U. S. economy is showing some positive signs of recovery including some positive data in the new construction sector, we still have a long way to go to fully recover from the recession,” Jones said. “As we’ve stated before, we expect little to no benefit from new construction this year as our water heater business tends to lag behind new construction by six to nine months. However, our North American replacement water heater business remains on solid ground. Sales at Lochinvar continue to grow as expected. We project growth in 2012 to be in excess of 10 percent over their historical performance, and we look forward to a full year’s contributions from this newest member of our team.”

“Based on what we have seen so far this year, we have increased our estimate for 2012 earnings to a range of $2.75 to $2.90 per share,” Jones continued. “This range does not include the potential impact from any future acquisitions or the first quarter gain related to the RBC shares. Our previously announced disciplined acquisition strategy continues to progress. We have the human capital, well-established processes, and the financial resources to manage additional acquisitions that will create value for our shareholders. We continue to seek water heating, boiler and water treatment companies in fast-growing geographies, as well as companies with new technologies or adjacencies to our core business.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: difficulties in integrating the Lochinvar acquisition or achieving the disclosed accretion, cost synergies and/or global expansion opportunities related to the acquisition; weakening in the high efficiency boiler market or slowdown in the transition from non-condensing to condensing boilers in the United States ; the ability to execute our acquisition strategy;

significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring the best-known brands in North America and China, as well as water purification products for residential and light commercial applications. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,500 people at operations in the U. S., Canada, Mexico, India, China, and the Netherlands.